SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 11, 2007

MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2007, the boards of directors of Millennium Biotechnologies, Inc. (the “Company”) and its parent Millennium Biotechnologies Group, Inc. (“Group”, and together with the Company, the “Companies”) appointed Mark C. Mirken as President and Chief Operating Officer of each of the Companies, effective immediately, in accordance with an employment agreement, dated as of September 11, 2007.

Prior to becoming President and Chief Operating Officer of the Companies, from 2005 to 2007, Mr. Mirken provided consulting services to various investment funds in evaluating potential investments and acquisitions. From 2000 to 2004, Mr. Mirken was employed at TurboChef Technologies, Inc., a technology, equipment and service provider for high-speed food preparation, and served as TurboChef’s President and Chief Operating Officer from 2002 to 2004. Mr. Mirken is a graduate of University of North Carolina with a Bachelor of Science in Political Science and holds a JD from the University of North Carolina School of Law.

There are no family relationships between Mr. Mirken and the Companies’ directors, executive officers or persons nominated or charged by us to become directors or executive officers. There was no transaction during the last two years, or any proposed transactions, to which the Companies were or are to be a party, in which Mr. Mirken had or is to have a direct or indirect material interest, other than Mr. Mirken serving as President and Chief Operating Officer.

The term of Mr. Mirken’s employment under the employment agreement (the “Term”) commenced as of September 11, 2007 and will continue for a period of three years; provided, Mr. Mirken has the right to extend the term of employment for two additional years. The employment agreement provides that Mr. Mirken will be employed as President and Chief Operating Officer, and subject to the Company achieving revenues in excess of $1,250,000 in any fiscal quarter during the Term, Mr. Mirken will also assume the position of Chief Executive Officer and become a member of the Board of Directors of both of the Companies.

Pursuant to the employment agreement, Mr. Mirken will receive an annual salary of $350,000 per year. In addition, during the Term, Mr. Mirken is entitled to receive an annual bonus of up to $2,725,000, depending on the gross sales of the Company during such year. For gross sales in excess of $100,000,000 during any year, the amount of additional bonuses, if any, will be at the discretion of the Board of Directors. Mr. Mirken also is entitled to receive temporary housing expense for one year, reimbursement of his moving expenses and a vehicle allowance during the Term. In addition, Mr. Mirken received a cash signing bonus of $100,000, and Group agreed to issue 6,000,000 shares of its Common Stock to Mr. Mirken. The employment agreement also provides that during each year of the Term, Mr. Mirken will receive three year options to purchase such number of Group’s common stock, at an exercise price of $.01 per share, as is equal to the greater of (i) one percent of all issued and outstanding shares of common stock of Group at the end of such year, for each $20,000,000 incremental increase in gross sales for such fiscal year which is in excess of the prior high point of gross sales reported in any prior fiscal year by the Company; or (ii) one percent of all issued and outstanding shares of common stock of Group at the end of such year, for each $30,000,000 increase in market capitalization of Group over and above the high point of market capitalization of Group for any fifteen consecutive trading days preceding such year. Pursuant to the employment agreement Mr. Mirken is entitled to a gross-up of his base salary to create a neutral tax impact for the issuance of any shares or options to him under the employment agreement.

The employment agreement terminates upon Mr. Mirken’s death and may be terminated at the option of the Company as a result of Mr. Mirken’s disability or for “cause” as defined in the employment agreement. Mr. Mirken has the right to terminate the employment agreement for “good reason” as defined in the employment agreement. In the event that the employment agreement is terminated due to Mr. Mirken’s death or disability, he is entitled to receive his annual salary for a period equal to the lessor of (i) three months from the date of death or disability or (ii) the balance of the Term; and all other accrued but unpaid compensation and benefits. If the employment agreement is terminated by the Company for “cause”, Mr. Mirken is not entitled to receive any compensation other than accrued but unpaid compensation and benefits. In the event Mr. Mirken terminates the employment agreement for “good reason”, the Company shall pay to Mr. Mirken his annual salary through the date of the end of the contract term; bonuses that have accrued and are unpaid as of the date of termination; and any Options which have been granted to Mr. Mirken as of the date of the termination.

The employment agreement also provides for Mr. Mirken is subject to confidentiality, non-solicitation and non-compete covenants for a period of one year following his termination, provided such termination is not by the Company without “cause” or by Mr. Mirken for “good reason”.

As a result of appointment of Mr. Mirken as the President of the Companies, Jerry E. Swon agreed to amend his employment agreement with the Companies whereby he agreed to resign as President. Mr. Swon, however, will continue as the Chief Executive Officer of the Companies.

Copies of Mr. Mirken’s employment agreement and amendment to Mr. Swon’s employment agreement have been filed herewith and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated as of September 11, 2007, among Millennium Biotechnologies Group, Inc., Millennium Biotechnologies, Inc., and Mark C. Mirken.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Ave of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2007

MILLENNIUM BIOTECHNOLOGIES, INC.

By: /s/ Jerry E. Swon
Name: Jerry E. Swon
Title: President